                                  Exhibit 21

                    Significant Subsidiaries of the Company

1. Capital One Bank -- Incorporated in the Commonwealth of Virginia

2. Capital One, F.S.B. -- Federal Savings Bank

3. Capital One Services, Inc. -- Incorporated in the State of Delaware

4. America One Communications, Inc. -- Incorporated in the State of Delaware